Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES AUGUST CASH DISTRIBUTION

DALLAS, Texas, August 21, 2018 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.039143 per unit, payable on September 17, 2018, to unit holders of record on August 31, 2018.

This month’s distribution decreased from the previous month due to an increase of LOE expenditures relating to substantive workover expense for the month, which in turn, through the allocation of the Trust’s production from the underlying properties, resulted in a decrease in both oil and gas production allocated to the Trust’s interest for the Waddell Ranch properties, even though the actual production for the underlying properties actually decreased due to some declining field activity. This factor along with a decline in the oil prices and lower gas prices contributed to the decrease. The Texas Royalty Properties saw a decrease in both production and pricing for oil for the month, slightly offset by higher gas production and higher gas pricing, including pricing for NGLs.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 48,224 barrels of oil and 292,069 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 9,223 barrels of oil and 57,098 Mcf of gas. The average price for oil was $56.15 per bbl and for gas was $2.84 per Mcf. This would primarily reflect production and pricing for the month of June for oil and the month of May for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,549,579. Deducted from these would be the Lease Operating Expense (LOE) of $2,408,466, taxes of $246,942 and Capital Expenditures (CAPEX) of $14,364 totaling $2,669,773 resulting in a Net Profit of $879,806 for the month of July. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $659,854 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	48,224	292,069	9,223	57,098	*	$56.15	$2.84	**
Texas Royalties	22,002	25,748	19,149	22,324	*	$59.63	$6.80	**
Prior Month
Waddell Ranch	49,338	303,640	17,170	106,463	*	$63.05	$3.13	**
Texas Royalties	23,613	23,903	20,708	20,944	*	$63.15	$5.54	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 22,002 barrels of oil and 25,748 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 19,149 barrels of oil and 22,324 Mcf of gas. The average price for oil was $59.63 per bbl and for gas was $6.80 per Mcf. This would primarily reflect production and pricing for the month of June for oil and the month of May for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,487,177. Deducted from these were taxes of $183,047 resulting in a Net Profit of $1,304,130 for the month of July. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,238,923 to this month’s distribution.

General and Administrative Expenses deducted for the month were $76,710 resulting in a distribution of $1,824,419 to 46,608,796 units outstanding, or $0.039143 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2018, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:    Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839